Exhibit 99.1

PLUG POWER AND SOUTH KOREAN SK GROUP TO FORM A STRATEGIC PARTNERSHIP TO ACCELERATE HYDROGEN ECONOMY EXPANSION IN ASIAN MARKETS; PLUG POWER TO RECEIVE $1.5 BILLION STRATEGIC INVESTMENT FROM SK GROUP

LATHAM, N.Y., January 6, 2021 -- Plug Power Inc. (NASDAQ: PLUG), a leading provider of hydrogen fuel cell and fueling solutions enabling e-mobility, and SK Group, one of the leading South Korean business groups, announced today that the companies intend to form a strategic partnership to accelerate hydrogen as an alternative energy source in Asian markets. Through this partnership, Plug Power and SK Group intend to provide hydrogen fuel cell systems, hydrogen fueling stations, and electrolyzers to the Korean and broader Asian markets. In conjunction with this partnership, the companies have also entered into a definitive agreement for SK Group to make a $1.5 billion strategic investment in Plug Power and are announcing a plan to form a joint venture company in South Korea to support the rapidly growing Asian Market. The combination of SK Group’s significant presence and leadership throughout Asia’s energy industry and its strategic direction on portfolio transformation to green via hydrogen economy with Plug Power’s leadership in hydrogen fuel cell systems, fueling stations and green hydrogen generation represents a powerful team to accelerate the growth of hydrogen economy in Asian markets.

In January 2019, the South Korea government announced the Hydrogen Economy Roadmap through 2040, with ambitious goals, including: over 5MM tons of hydrogen per year, over 6MM fuel cell EVs, 1,200 refilling stations and 15 GW of fuel cell power generation, and expects the cumulative economic value of its hydrogen economy to reach ~$40Bn by 2040. Plug Power has proven its ability to scale a hydrogen business in North America as a global leader in the hydrogen economy. The opportunity to partner with SK presents an attractive and timely opportunity to establish a foothold in this market with one of South Korea’s leading industrial conglomerates.

“SK Group has an established strategy for building out the hydrogen economy in South Korea and beyond,” said Andy Marsh, CEO for Plug Power. “The current relationship with SK Group offers immediate strategic benefits to Plug Power to accelerate its expansion into Asian markets - and is intended to result in a formal joint venture (JV) by 2022. Due to the complementary strengths in this partnership, we expect rapid growth and significant revenue generation from the joint venture that are incremental to our 2024 plan.”

“Plug Power is a leading player in the hydrogen industry with decades of experiences and distinguished business model,” said Hyeongwook Choo, Head of Hydrogen Business Development Center of SK Holdings and president & CEO of SK E&S, a leading clean energy company engaged in renewable energy, LNG, and power plant businesses across the globe and a subsidiary of SK Holdings. “This partnership between Plug Power and SK will bring significant and solid opportunities in the hydrogen industry, creating value to society. SK Group is focusing and actively investing into the ESG sector and Plug Power would be one of our splendid footprints within this strategy.”

This investment represents the largest U.S. clean energy PIPE in the last 20 years (based on the PrivateRaise PIPE database for transactions that have closed and includes common stock, preferred stock, convertible preferred stock and convertible debt). Additional details of the investment include:

Terms

Under the terms of the investment, a US subsidiary of SK Group will make a $1.5 billion investment in Plug Power by acquiring approximately 51.4 million shares of common stock at a price of $29.2893 per share, the 30-day VWAP as of January 5th, 2021 at a zero percent discount. The investment is expected to represent an approximate 9.9% pro forma ownership stake in Plug Power.

Timing

The investment transaction is subject to customary closing conditions and regulatory approvals, and is expected to close in the first quarter of 2021.

Advisors

Morgan Stanley & Co. LLC is serving as Financial Advisor and Goodwin Procter LLP is acting as legal advisor to Plug Power.

About Plug Power

Plug Power is building the hydrogen economy as the leading provider of comprehensive hydrogen fuel cell turnkey solutions. The Company’s innovative technology powers electric motors with hydrogen fuel cells amid an ongoing paradigm shift in the power, energy, and transportation industries to address climate change and energy security, while meeting sustainability goals. Plug Power created the first commercially viable market for hydrogen fuel cell technology. As a result, the Company has deployed over 40,000 fuel cell systems for e-mobility, more than anyone else in the world, and has become the largest buyer of liquid hydrogen, having built and operated a hydrogen highway across North America. Plug Power delivers a significant value proposition to end-customers, including meaningful environmental benefits, efficiency gains, fast fueling, and lower operational costs. Plug Power’s vertically-integrated GenKey solution ties together all critical elements to power, fuel, and provide service to customers such as Amazon, BMW, The Southern Company, Carrefour, and Walmart. The Company is now leveraging its know-how, modular product architecture and foundational customers to rapidly expand into other key markets including zero-emission on-road vehicles, robotics, and data centers. Learn more at www.plugpower.com.

Safe Harbor Statement

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc.("PLUG"), including but not limited to statements about PLUG's expectations regarding the planned joint venture with SK, including when and if the joint venture will occur, the scope and terms of the joint venture and the potential growth and revenue related to the planned joint venture, the expansion into Asian markets, and the expected timing of the closing of the investment transaction . You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of PLUG in general, see PLUG’s public filings with the Securities and Exchange Commission, including the “Risk Factors” section of PLUG’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

SOURCE: PLUG POWER

Media Contact

Ian Martorana

The Bulleit Group

(415) 237-3681

plugpowerpr@bulleitgroup.com